Humacyte Statement on Recent Attacks

DURHAM, N.C., April 17, 2025 – Dr. Laura Niklason, President and CEO of Humacyte, Inc. (Nasdaq: HUMA), released the following statement today:

“At Humacyte, we’re in the business of saving lives and limbs. The authors of a recent ‘citizen petition’ to the FDA – four men who have never used our product – want to stop us. We won’t let them succeed.”

“One of the signatories of this petition, Hooman Noorchashm, has filed nine previous petitions with the FDA, none of which has resulted in agency action. Another signatory, our chief critic, Robert E. Lee, left the FDA last fall – several months before Symvess was approved – to found Echelon, a private consulting firm focused on providing services to medical device companies. Two of Dr. Lee’s colleagues on the leadership team at Echelon also serve as key advisors to Phraxis, Inc., one of Humacyte’s potential competitors in providing vascular access for hemodialysis.”

“It’s perhaps no surprise that someone with competitive interests would resort to libel and slander against Humacyte. However, I hope that media outlets engaging with Dr. Lee disclose his clear and disqualifying personal conflicts of interest to their readers, rather than treating him as a credible voice.”

“The ‘citizen petition’ itself is without merit. We will respond at the appropriate time with the FDA.”

“Over the last two decades, we've worked hard to build Humacyte into what it is today. I take immense pride in that work, and I won't let false, harmful claims go unchallenged.”